Exhibit 2

Responsibility for Financial Reporting

The accompanying consolidated financial statements of Manulife Financial Corporation are the responsibility of management and have been approved by the Board of Directors. It is also the responsibility of management to ensure that all information in the annual report to shareholders is consistent with these consolidated financial statements.

     The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles and the requirements of the Superintendent of Financial Institutions (Canada). Appropriate accounting policies and estimates are also used in the determination of information using United States generally accepted accounting principles. When alternative accounting methods exist, or when estimates and judgement are required, management has selected those amounts that present the Company’s financial position and results of operations in a manner most appropriate to the circumstances.

     Appropriate systems of internal control, policies and procedures have been maintained, consistent with reasonable cost, to ensure that financial information is both relevant and reliable. The systems of internal control are assessed on an ongoing basis by the Company’s internal audit department.

     The actuary appointed by the Board of Directors (the “Appointed Actuary”) is responsible for ensuring that assumptions and methods used in the determination of policy liabilities are appropriate to the circumstances and that such reserves will be adequate to meet the Company’s future obligations under insurance and annuity contracts.

     The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. These responsibilities are carried out primarily through an Audit Committee of unrelated directors appointed by the Board of Directors.

     The Audit Committee meets periodically with management, the internal auditors, the external auditors and the Appointed Actuary to discuss internal control over the financial reporting process, auditing matters and financial reporting issues. The Audit Committee reviews the consolidated financial statements and recommends them to the Board of Directors for approval. The Audit Committee also recommends to the Board of Directors and Shareholders the appointment of external auditors and approval of their fees.

     The consolidated financial statements have been audited by the Company’s external auditors, Ernst & Young LLP, in accordance with Canadian generally accepted auditing standards. Ernst & Young LLP has full and free access to the Audit Committee.

Signed,

Dominic D’Alessandro

President and Chief Executive Officer

Signed,

Peter Rubenovitch

Executive Vice President and Chief Financial Officer

Toronto, Canada
February 5, 2002

26      FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT

Appointed Actuary’s Report to the Shareholders and Directors

I have valued the policy liabilities of Manulife Financial Corporation for its Consolidated Balance Sheets as at December 31, 2001 and 2000 and their change in the Consolidated Statements of Operations for the years then ended in accordance with actuarial practice generally accepted in Canada, including selection of appropriate assumptions and methods.

     In my opinion, the amount of policy liabilities makes appropriate provision for all policyholder obligations and the consolidated financial statements fairly present the results of the valuation.

Signed,

Geoff I. Guy, F.C.I.A.
Executive Vice President and Appointed Actuary

Toronto, Canada
February 5, 2002

Auditors’ Report to the Shareholders and Directors

We have audited the Consolidated Balance Sheets of Manulife Financial Corporation and the Consolidated Statements of Net Assets of its Segregated Funds as at December 31, 2001 and 2000 and the Consolidated Statements of Operations, Equity, Cash Flows and Changes in Net Assets of its Segregated Funds for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Segregated Funds as at December 31, 2001 and 2000 and the results of the Company’s operations and cash flows and the changes in the net assets of its Segregated Funds for the years then ended in accordance with Canadian generally accepted accounting principles, including the accounting requirements of the Superintendent of Financial Institutions (Canada).

Signed,

Ernst & Young LLP

Chartered Accountants

Toronto, Canada
February 5, 2002

FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT      27

Consolidated Balance Sheets

(Canadian $ in millions)	As at December 31	2001	2000

ASSETS	Invested assets (note 3)
	Bonds	$46,070	$33,270
	Mortgages	7,902	7,174
	Stocks	6,964	4,621
	Real estate	3,484	3,262
	Policy loans	4,644	3,616
	Cash and short-term investments	4,995	3,783
	Other investments	693	884

	Total invested assets	$74,752	$56,610

	Other assets
	Accrued investment income	$1,041	$834
	Outstanding premiums	482	487
	Future income taxes (note 5)	517	515
	Miscellaneous	1,821	1,621

	Total other assets	$3,861	$3,457

	Total assets	$78,613	$60,067

	Segregated funds net assets	$59,206	$54,908

LIABILITIES AND EQUITY	Actuarial liabilities (note 4)	$54,690	$41,384
	Benefits payable and provision for unreported claims	2,411	1,800
	Policyholder amounts on deposit	2,702	1,371
	Deferred realized net gains (note 3)	3,583	3,434
	Banking deposits	769	592
	Other liabilities	2,881	2,632

		$67,036	$51,213
	Subordinated debt (note 6)	1,418	588
	Non-controlling interest in subsidiaries (note 7)	1,064	299
	Trust preferred securities issued by subsidiaries (note 8)	802	756
	Equity
	Participating policyholders’ equity	62	54
	Shareholders’ equity
	Common shares (note 9)	614	612
	Shareholders’ retained earnings	7,617	6,545

	Total equity	$8,293	$7,211

	Commitments and contingencies (note 13)

	Total liabilities and equity	$78,613	$60,067

	Segregated funds net liabilities	$59,206	$54,908

The accompanying notes to these consolidated financial statements are an integral part of these statements.

Signed,	Signed,

Dominic D’Alessandro	Arthur R. Sawchuk
President and	Chairman of the
Chief Executive Officer	Board of Directors

28       FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT

Consolidated Statements of Operations

(Canadian $ in millions, except per share amounts)	For the years ended December 31	2001	2000

	Revenue
	Premium income	$10,247	$8,515
	Investment income (note 3(b))	4,479	4,350
	Other revenue	1,505	1,287

	Total revenue	$16,231	$14,152

	Policy benefits and expenses
	To policyholders and beneficiaries
	Death and disability benefits	$3,186	$2,480
	Maturity and surrender benefits	4,171	2,500
	Annuity payments	1,307	1,235
	Policyholder dividends and experience rating refunds	900	859
	Net transfers to segregated funds	1,470	1,439
	Change in actuarial liabilities (note 4)	(208)	822
	General expenses	2,478	2,191
	Commissions	1,133	1,086
	Interest expense	257	191
	Premium taxes	105	96
	Non-controlling interest in subsidiaries	4	(151)
	Trust preferred securities issued by subsidiaries	65	63

	Total policy benefits and expenses	$14,868	$12,811

	Income before income taxes	$1,363	$1,341
	Income taxes (note 5)	(196)	(273)

	Net income	$1,167	$1,068

	Net income (loss) attributed to participating policyholders	$8	$(7)

	Net income attributed to shareholders	$1,159	$1,075

	Net income	$1,167	$1,068

	Weighted average number of common shares outstanding (in millions)	482	483
	Weighted average number of diluted common shares outstanding (in millions)	486	484
	Basic earnings per share	$2.40	$2.22
	Diluted earnings per share	$2.38	$2.22

The accompanying notes to these consolidated financial statements are an integral part of these statements.

FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT     29

Consolidated Statements of Equity

(Canadian $ in millions) For the years ended December 31	Participating Policyholders	Shareholders	2001	2000

Operating retained earnings
Balance, January 1	$54	$6,414	$6,468	$5,783
Net income	8	1,159	1,167	1,068
Shareholder dividends	—	(231)	(231)	(193)
Issuance costs	—	(12)	(12)	—
Purchase and cancellation of common shares (note 9)	—	—	—	(190)

Balance, December 31	$62	$7,330	$7,392	$6,468

Currency translation account
Balance, January 1	$—	$131	$131	$43
Change during the year	—	156	156	88

Balance, December 31	$—	$287	$287	$131

Retained earnings	$62	$7,617	$7,679	$6,599

Common shares
Balance, January 1	$—	$612	$612	$628
Common shares issued on exercise of options (note 9)	—	2	2	—
Purchase and cancellation of common shares (note 9)	—	—	—	(16)

Balance, December 31	$—	$614	$614	$612

Total equity	$62	$8,231	$8,293	$7,211

The accompanying notes to these consolidated financial statements are an integral part of these statements.

30      FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT

Consolidated Statements of Cash Flows

(Canadian $ in millions)	For the years ended December 31	2001	2000

	Operating activities

	Operating cash inflows
	Premiums and annuity considerations	$10,255	$8,385
	Investment income received	3,839	3,670
	Other revenue	1,471	1,287

	Total operating cash inflows	$15,565	$13,342

	Operating cash outflows
	Benefit payments	$10,981	$5,969
	Insurance expenses and taxes (notes 5 and 6)	3,980	3,624
	Dividends paid to policyholders	900	859
	Net transfers to segregated funds	1,470	1,439
	Change in other assets and liabilities	966	(460)

	Total operating cash outflows	$18,297	$11,431

	Cash provided by (used in) operating activities	$(2,732)	$1,911

	Investing activities
	Purchases and mortgage advances	$(48,468)	$(33,882)
	Disposals and repayments	39,718	33,600
	Cash received from assumptions and acquisition of businesses, net of cash paid	10,874	—
	Net cash proceeds on disposition of Seamark Asset Management Ltd.	29	—

	Cash provided by (used in) investing activities	$2,153	$(282)

	Financing activities
	Increase (decrease) in repurchase agreements and securities sold but not yet purchased	$273	$(559)
	Shareholder dividends	(231)	(193)
	Borrowed (repaid) funds, net	32	(1)
	Issue of subordinated debt, net (note 6)	796	—
	Issue of Manulife Financial Capital Securities, net (note 7)	988	—
	Common shares issued on exercise of options (note 9)	2	—
	Purchase and cancellation of common shares (note 9)	—	(206)

	Cash provided by (used in) financing activities	$1,860	$(959)

	Cash and short-term investments
	Increase during the year	$1,281	$670
	Balance, January 1	3,480	2,810

	Balance, December 31	$4,761	$3,480

Composition of cash and short-term investments	Beginning of year
	Gross cash and short-term investments	$3,783	$3,047
	Net payments in transit, included in other liabilities	(303)	(237)

	Net cash and short-term investments, January 1	$3,480	$2,810

	End of year
	Gross cash and short-term investments	$4,995	$3,783
	Net payments in transit, included in other liabilities	(234)	(303)

	Net cash and short-term investments, December 31	$4,761	$3,480

The accompanying notes to these consolidated financial statements are an integral part of these statements.

FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT      31

Segregated Funds
Consolidated Statements of Net Assets

(Canadian $ in millions)	As at December 31	2001	2000

	Investments, at market values
	Bonds	$2,405	$2,567
	Stocks	53,511	49,880
	Real estate	2	2
	Cash and short-term investments	3,390	2,428
	Accrued investment income	9	16
	Other assets (liabilities), net	(111)	15

	Total segregated funds net assets, December 31	$59,206	$54,908

	Composition of segregated funds net assets:
	Held by Policyholders	$59,052	$54,705
	Held by the Company	154	203

	Total segregated funds net assets, December 31	$59,206	$54,908

Segregated Funds
Consolidated Statements of Changes in Net Assets

(Canadian $ in millions)	For the years ended December 31	2001	2000

	Additions
	Deposits from policyholders	$14,044	$14,777
	Net realized and unrealized investment losses	(7,868)	(5,977)
	Interest and dividends	1,505	2,613
	Net transfers from general fund	1,470	1,439
	Funds assumed and acquired (note 11)	287	—
	Currency revaluation	2,697	1,793

	Total additions	$12,135	$14,645

	Deductions
	Payments to policyholders	$6,993	$7,990
	Management and administrative fees	844	802

	Total deductions	$7,837	$8,792

	Net increase to segregated funds for the year	$4,298	$5,853
	Segregated funds net assets, January 1	54,908	49,055

	Segregated funds net assets, December 31	$59,206	$54,908

The accompanying notes to these consolidated financial statements are an integral part of these statements.

32       FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT

Notes to Consolidated Financial Statements

(Canadian $ in millions unless otherwise stated)

NOTE 1 Nature of Operations and Significant Accounting Policies

Manulife Financial Corporation is a publicly traded stock life insurance company and the holding company of The Manufacturers Life Insurance Company (“Manufacturers Life”), a Canadian life insurance company. Manulife Financial Corporation and its subsidiaries (“Manulife Financial” or the “Company”) provide a wide range of financial products and services, including individual life insurance, group life and health insurance, pension products, annuities and mutual funds to individual and group customers in Canada, the United States and Asia. The Company also offers reinsurance services, primarily life and accident and health reinsurance, and provides investment management services with respect to the Company’s general fund assets, segregated fund assets and mutual funds and, in Canada and Asia, to institutional customers.

     Manulife Financial Corporation is registered under the Insurance Companies Act (Canada) (“ICA”), which requires that financial statements be prepared in accordance with Canadian generally accepted accounting principles (“GAAP”), including the accounting requirements of the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”). None of the accounting requirements of OSFI is an exception to Canadian GAAP. The preparation of financial statements, in conformity with GAAP, requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimation processes are related to the determination of actuarial liabilities. Although some variability is inherent in these estimates, management believes that the amounts provided are adequate. The significant accounting policies used in the preparation of these consolidated financial statements are summarized below:

a) Basis of consolidation

Manulife Financial Corporation consolidates the financial statements of all subsidiary companies and eliminates on consolidation all significant inter-company balances and transactions. The equity method is used to account for investments over which the Company exerts significant influence. Gains and losses on sales of these investments are included in income when realized, while expected losses on other than temporary impairments are recognized immediately.

b) Invested assets

Under GAAP for life insurance companies, the invested assets held by the Company are accounted for through a variety of methods. These methods are summarized as follows:

	Carrying value	Recognition of realized gains and losses on normal business activities	Recognition of impairment

Bonds	At amortized cost less an allowance for specific losses.	Deferred and brought into income over the lesser of 20 years or the remaining term to maturity of the bond sold.	Impairment is recognized on a specific bond when there is no longer reasonable assurance as to the timely collection of the full amount of principal and interest. In such cases, the bond is written down to its net realizable value and the charge is recorded in income in the period the impairment is recognized.
Mortgages and Loans	At amortized cost less repayments and an allowance for specific losses.	Deferred and brought into income over the lesser of 20 years or the remaining term to maturity of the mortgage or loan sold.	Impairment is recognized on a specific mortgage or loan when there is no longer reasonable assurance as to the timely collection of the full amount of principal and interest. Such impaired mortgages and loans are carried at their estimated realizable value, determined for each asset by discounting the expected future cash flows at the original interest rate inherent in the asset. When the amounts and timing of future cash flows cannot be estimated with reasonable reliability, estimated realizable amounts are measured at either the fair value of any security underlying the mortgage or loan, net of expected costs of realization and any amounts legally required to be paid to borrowers, or at observable market prices for the mortgages or loans. Mortgages and loans are classified as impaired whenever payments are three months or more in arrears or if there is a provision against the mortgage or loan.

At the time of foreclosure, mortgages are written down to net realizable value. Declines in the net realizable value of foreclosed properties are charged to income immediately.
Stocks	On a moving average market basis whereby carrying values are adjusted towards market value at 15% per annum.	Deferred and brought into income at the rate of 15% of unamortized deferred realized gains and losses each year.	Specific stocks are written down to market value if an impairment in the value of the entire stock portfolio (determined net of deferred realized gains) is considered to be other than temporary.
Real Estate	On a moving average market basis whereby carrying values are adjusted towards market value at 10% per annum.	Deferred and brought into income at the rate of 10% of unamortized deferred realized gains and losses each year.	Specific properties are written down to market value if an impairment in the value of the entire real estate portfolio (determined net of deferred realized gains) is considered to be other than temporary.
Policy Loans	At their unpaid balance.	Not applicable. Fully secured by the cash surrender value of the policies on which the loans are made.	Not applicable. Fully secured by the cash surrender value of the policies on which the loans are made.

NOTES TO FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT      33

     On disposition of an impaired asset, the allowance is written off against the related asset. Once established, an allowance against temporary impairment of bonds or mortgages is reversed only if the conditions that caused the impairment no longer exist.

     In addition to allowances against the carrying value of impaired assets, the Company provides for potential future impairments by reducing investment yields assumed in the calculation of actuarial liabilities.

c) Actuarial liabilities

Actuarial liabilities represent the amount which, together with estimated future premiums and net investment income, will be sufficient to pay estimated future policy benefits, policyholder dividends, taxes (other than income taxes) and expenses on policies inforce. Manulife Financial Corporation’s Appointed Actuary is responsible for determining the amount of actuarial liabilities that must be set aside each year to ensure that sufficient funds will be available in the future to meet these obligations. The valuation methods employed by the Appointed Actuary are based on standards established by the Canadian Institute of Actuaries. In accordance with Canadian generally accepted actuarial practices, liabilities have been determined using the Canadian Asset Liability Method (CALM).

d) Other investments

Included in other investments are investments in oil and gas properties, equipment leases, limited partnerships, commercial loans, investments in segregated and mutual funds and derivative assets.

e) Miscellaneous assets

Included in miscellaneous assets are amounts due from reinsurers and capital assets. The latter are carried at cost less accumulated amortization computed on a straight-line basis over their estimated useful lives, which vary from two to ten years.

f) Segregated funds

The Company manages a number of segregated funds on behalf of policy-holders. The investment returns on these funds accrue directly to the policyholders, with the Company assuming no risk. Consequently, these funds are segregated and presented separately from the general fund of the Company. Income earned from fund management fees is included in other revenue in the general fund. Investments held in segregated funds are carried at market value.

     The Company also provides minimum guarantees on individual variable life and annuity contracts. These include minimum death benefit guarantees, minimum maturity value guarantees and minimum income benefit guarantees. The liability associated with these minimum guarantees is recorded in actuarial liabilities in the general fund of the Company.

g) Translation of foreign currencies

Assets and liabilities denominated in foreign currencies are translated into Canadian dollars at rates in effect at the Consolidated Balance Sheet dates. Revenue and expenses are translated at the average exchange rates prevailing during the year. Unrealized foreign currency translation gains and losses on investments in self-sustaining operations are recorded in equity. Translation gains and losses on disposition of investments in self-sustaining operations are included in income.

h) Income taxes

The Company provides for income taxes using the liability method of tax allocation. Under this method, the provision for income taxes is calculated based on income tax laws and income tax rates substantially enacted as at the Consolidated Balance Sheet dates. The income tax provision is comprised of two components: current income taxes and future income taxes. Current income taxes are amounts expected to be payable or recoverable as a result of operations in the current year. Future income taxes arise from changes during the year in cumulative temporary differences between the accounting carrying value of assets and liabilities and their respective tax bases. A future income tax asset is recognized to the extent that future realization of the tax benefit is more likely than not, with a valuation allowance for the excess.

i) Pensions and other post-employment benefits

The Company maintains a number of pension plans for its eligible employees and agents. Assets for each plan are held by independent trustees and are carried at market values.

     The defined contribution plans were established in 1998 and provide pension benefits based on the accumulated contributions and fund earnings. The cost of defined contribution benefits is the required contribution provided by the Company in exchange for the services of employees rendered during the period.

     The defined benefit plans provide pension benefits based on length of service and final average earnings. The cost of defined benefit pension benefits is recognized using the projected benefit method pro-rated on services. Actuarial gains and losses are amortized to income over the estimated average remaining service lives of plan members.

     The Company also provides supplementary pension, health, dental and life insurance benefits to qualifying employees upon retirement. The estimated present value of these benefits is charged to earnings over the employees’ years of service to their date of full entitlement.

j) Derivatives

The Company uses derivatives to manage exposures to foreign currency, interest rate and other market risks arising from its on-balance sheet financial instruments. These derivatives are designated and effective as hedges, as there is a high correlation between changes in market value of the derivative and the underlying hedged item at inception and over the life of the hedge. Realized and unrealized gains and losses on these derivatives are accounted for on the same basis as the underlying assets and liabilities. Realized and unrealized gains and losses on derivative transactions established as hedges but no longer considered hedges are included in income from the date at which they are no longer considered to be hedges. Derivative income and expenses related to invested assets and financial liabilities are included in investment income and interest expense, respectively, in the Consolidated Statements of Operations. Cash flows relating to derivatives associated with invested assets and financial liabilities are included in the Consolidated Statements of Cash Flows on a basis consistent with the cash flows from the underlying invested assets and financial liabilities. Derivative assets and liabilities are included in other investments and other liabilities, respectively, and deferred realized net gains are presented as such in the Consolidated Balance Sheets.

k) Goodwill

Goodwill represents the excess of the cost of businesses acquired over fair values assigned to the related identifiable net assets and is amortized on a straight-line basis over the expected benefit periods of up to 20 years. Unamortized goodwill is reviewed periodically for impairment by considering factors such as returns of the related business, taking into account the risk associated with the investment. When goodwill is determined to be impaired, a charge is then recorded in income.

l) Premium income and related expenses

Gross premiums for all types of insurance contracts, and contracts with limited mortality or morbidity risk, are generally recognized as revenue when due.

34       NOTES TO FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT

     When premiums are recognized, the related actuarial liabilities are computed, resulting in benefits and expenses being matched with such revenue.

m) Stock-based compensation

The Company provides compensation to certain employees in the form of stock options and deferred share units. The intrinsic value method of accounting is used and as such, no expense is recognized for stock options as the exercise price thereon is set at the closing market price of Manulife Financial Corporation common shares on The Toronto Stock Exchange on the business day immediately preceding the award grant date. When options are exercised, the proceeds received by the Company are credited to share capital.

NOTE 2 Changes in Accounting Policies and Newly Issued Accounting Policies

a) Earnings per share

In December 2000, the Canadian Institute of Chartered Accountants (“CICA”) issued Handbook Section 3500, “Earnings Per Share,” effective for fiscal years commencing January 1, 2001, which requires the use of the treasury stock method of computing diluted earnings per share. The Company adopted the recommendations of this standard effective for its fiscal year commencing January 1, 2001 with retroactive application. The impact of this change was not material to the calculation of Manulife Financial Corporation’s earnings per share.

b) Business combinations and goodwill and other intangible assets

In September 2001, the CICA issued Handbook Section 1581, “Business Combinations” and Handbook Section 3062, “Goodwill and Other Intangible Assets.” These new Handbook sections will be adopted by the Company effective for its fiscal year commencing January 1, 2002. Section 1581 requires that all business combinations be accounted for using the purchase method and provides specific criteria for recognizing intangible assets separately from goodwill. Under Section 3062, goodwill and intangible assets with indefinite useful lives are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators arise. The Company is currently reviewing these new standards to determine whether there are any intangible assets with an indefinite useful life and will perform the required transitional impairment test on existing goodwill effective January 1, 2002 by June 30, 2002.

c) Stock-based compensation

In November 2001, the CICA issued Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Payments,” effective for fiscal periods commencing January 1, 2002. The new standard requires that stock-based compensation awarded to non-employees or stock appreciation rights awarded to employees be recognized at fair value as an expense. Other stock options awarded to employees must either be recognized at fair value as an expense, or requires the disclosure of the pro forma net income and pro forma earnings per share amounts as if fair value based accounting had been used. The Company will adopt the recommendations of this standard effective for its fiscal year commencing January 1, 2002. This standard is not expected to materially affect these consolidated financial statements and the calculation of Manulife Financial Corporation’s earnings per share.

d) Hedging relationships

In November 2001, the CICA issued Accounting Guideline 13, “Hedging Relationships,” effective for fiscal years beginning on or after July 1, 2002, which requires the identification, documentation, designation and determination of effectiveness of a hedging relationship to apply hedge accounting. However, it does not specify hedge accounting methods. The new guideline also outlines conditions whereby hedge accounting for hedging relationships established in prior periods can be continued. The Company is in the process of reviewing its hedging relationships in context with the new guideline and the impact of this guideline is not expected to materially impact these consolidated financial statements.

NOTE 3 Invested Assets and Income

a) Invested assets
As at December 31 2001	Carrying value	Fair value	Unrealized gains	Unrealized losses	Deferred realized net gains	Total realized and unrealized net gains

Bonds (fixed maturity)
Canadian government	$8,077	$8,975	$918	$(20)	$195	$1,093
Foreign governments	10,664	10,885	270	(49)	256	477
Corporate	26,097	26,907	1,097	(287)	630	1,440
Mortgage-backed securities	1,232	1,273	44	(3)	30	71
Mortgages	7,902	8,286	405	(21)	37	421
Stocks	6,964	6,657	420	(727)	2,298	1,991
Real estate	3,484	3,799	384	(69)	106	421
Policy loans	4,644	4,644	—	—	—	—
Cash and short-term investments	4,995	4,997	2	—	—	2
Other investments	693	768	95	(20)	31	106

Total invested assets	$74,752	$77,191	$3,635	$(1,196)	$3,583	$6,022

NOTES TO FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT      35

					Deferred realized	Total realized
As at December 31			Unrealized	Unrealized	net gains	and unrealized
2000	Carrying value	Fair value	gains	losses	(losses)	net gains

Bonds (fixed maturity)
Canadian government	$7,494	$8,321	$845	$(18)	$181	$1,008
Foreign governments	5,381	5,689	315	(7)	129	437
Corporate	18,662	18,789	589	(462)	450	577
Mortgage-backed securities	1,733	1,762	39	(10)	41	70
Mortgages	7,174	7,437	291	(28)	42	305
Stocks	4,621	4,997	659	(283)	2,544	2,920
Real estate	3,262	3,617	377	(22)	50	405
Policy loans	3,616	3,616	—	—	—	—
Cash and short-term investments	3,783	3,783	—	—	—	—
Other investments	884	980	111	(15)	(3)	93

Total invested assets	$56,610	$58,991	$3,226	$(845)	$3,434	$5,815

Fair values are determined with reference to quoted market prices where available. Fair values of mortgages reflect changes in interest rates, which have occurred since the mortgages were originated, and changes in the credit-worthiness of individual borrowers. For fixed-rate mortgages, fair value is determined by discounting the expected future cash flows at market interest rates for mortgages with similar credit risks. Fair values of real estate are determined by a combination of internal and external appraisals utilizing expected net cash flows discounted at market interest rates. Included in other investments are oil and gas properties, the fair value of which is determined by external appraisals. Fair values of policy loans, cash and short-term investments and the remaining other investments approximate their carrying values due to their short-term nature.

     Foreclosed properties of $40 are included in real estate as at December 31, 2001 (2000–$54).

     The following table presents the carrying value and fair value of bonds, based on period to maturity:

Bonds
	2001		2000

	Carrying	Fair	Carrying	Fair
As at December 31	value	value	value	value

Maturity
Due in one year or less	$3,711	$3,733	$1,438	$1,457
Due after one year through five years	14,732	14,995	7,621	7,780
Due after five years through ten years	10,904	11,318	8,221	8,365
Due after ten years	15,491	16,721	14,257	15,197
Mortgage-backed securities	1,232	1,273	1,733	1,762

Total	$46,070	$48,040	$33,270	$34,561

The following table presents the carrying value and fair value of mortgages, by type of property:

Mortgages
	2001		2000

	Carrying	Fair	Carrying	Fair
As at December 31	value	value	value	value

Residential	$1,761	$1,817	$1,536	$1,580
Office	2,015	2,126	1,708	1,781
Retail	1,891	1,995	1,958	2,036
Industrial	1,942	2,038	1,713	1,768
Other	293	310	259	272

Total	$7,902	$8,286	$7,174	$7,437

The carrying value of government-insured loans was 3% of the total carrying value of the mortgage portfolio as at December 31, 2001 (2000–4.1%) and the value of privately-insured mortgages was 1.3% of the total mortgage portfolio as at December 31, 2001 (2000 – 0.03%).

b) Investment income

	Gross	Provision for	Amortization of
For the year ended December 31	Investment	Impairment,	realized and		Yield
2001	Income	net (note 3(e))	unrealized gains	Total	(%)

Bonds	$2,490	$(113)	$147	$2,524	6.40
Mortgages	597	6	16	619	8.63
Stocks	66	—	348	414	13.00
Real estate	279	9	46	334	10.65
Policy loans	373	—	—	373	8.75
Cash and short-term investments	152	—	—	152	2.61
Other investments	5	(1)	43	47	N/A
Currency	—	—	16	16	N/A

Total	$3,962	$(99)	$616	$4,479	6.90

36     NOTES TO FINANCIAL STATEMENTS    MFC 2001 ANNUAL REPORT

			Amortization of
	Gross	Provision for	realized and
For the year ended December 31	investment	impairment,	unrealized gains		Yield
2000	income	net (note 3(e))	(losses)	Total	(%)

Bonds	$2,305	$(121)	$110	$2,294	7.46
Mortgages	558	17	15	590	8.97
Stocks	62	—	510	572	22.41
Real estate	260	34	44	338	11.34
Policy loans	308	—	—	308	8.99
Cash and short-term investments	128	—	—	128	3.63
Other investments	186	(30)	(52)	104	N/A
Currency	—	—	16	16	N/A

Total	$3,807	$(100)	$643	$4,350	8.58

Yields are based on total investment income divided by the aggregate of the average carrying value of assets plus accrued income less deferred realized net gains.

c) Securities lending

The Company engages in securities lending to generate additional income. Certain securities from its portfolio are loaned to other institutions for periods of time. Collateral, which exceeds the market value of the loaned securities, is lodged by the borrower with the Company and retained by the Company until the underlying security has been returned to the Company. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value fluctuates. As at December 31, 2001, the Company had loaned securities (which are included in invested assets) with a carrying value and market value of approximately $2,692 and $2,712, respectively (2000 – $1,635 and $1,760, respectively).

d) Mortgage securitization

The Company has sold commercial mortgages for cash, with limited recourse. The maximum recourse on these mortgages is less than 10% of the proceeds. When the mortgages are sold, they are removed from the Company’s Consolidated Balance Sheets with any resultant gain or loss deferred and amortized into net investment income. As at December 31, 2001, outstanding balances of sold mortgages with limited recourse was $389 (2000 – $505).

e) Credit risk

Credit risk is the risk that a party to a financial instrument, such as a mortgage borrower, will fail to fully honour its financial obligations to the Company. Credit risks are primarily associated with investment, derivative and reinsurance counterparties (see reinsurance risk in note 4(d)).

     The Company has provided for credit risks by establishing allowances against the carrying value of the impaired assets in the Consolidated Balance Sheets. In addition to these allowances, the Company provides for potential future impairments by reducing investment yields assumed in the calculation of actuarial liabilities (note 4(c)). As at December 31, 2001, the provision for future credit losses included in actuarial liabilities was $1,525 (2000 – $1,221).

The carrying value of impaired assets was as follows:

As at December 31	Gross		Carrying
2001	amount	Allowance	value

Mortgages	$64	$25	$39
Other impaired assets	330	183	147

Total	$394	$208	$186

2000
Mortgages	$90	$33	$57
Other impaired assets	294	129	165

Total	$384	$162	$222

The changes during the year in respect of the allowance for impairment were as follows:

Allowance for impairment	2001	2000

Balance, January 1	$162	$132
Provisions during the year	99	100
Write-offs, net of recoveries	(53)	(70)

Balance, December 31	$208	$162

Concentrations of credit risk

The Company’s exposure to credit risk is managed through risk management policies and procedures with emphasis on the quality of the investment portfolio together with maintenance of issuer, industry and geographic diversification standards.

     As at December 31, 2001, 97% of bonds (2000 – 96%) were rated at investment grade “BBB” or higher, and 78% (2000 – 85%) were rated “A” or higher. Government bonds represented 41% (2000 – 39%) of the bond portfolio. The Company’s highest exposure to a single non-government issuer was $585 (2000 – $451). Mortgages and real estate are diversified geographically and by property type. The Company’s largest concentration of mortgages and real estate was in Ontario, Canada, with $3,660 (2000 – $3,424) of the total portfolio. Income-producing commercial office properties were the largest concentration in the real estate portfolio with $2,508 (2000 – $2,267). As at December 31, 2001, 89% (2000 – 95%) of the stock portfolio was comprised of publicly listed corporations. The largest single issuer represented 4% (2000 – 6%) of the portfolio.

     The Company’s exposure to loss on derivatives is limited to the extent that default by counterparties to these contracts results in the loss of any gains that may have accrued. All contracts are held with counterparties rated “A” or higher, with 85% as at December 31, 2001 (2000 – 85%) of the exposed amount being with counterparties rated “AA” or higher. The largest single counterparty exposure as at December 31, 2001 was $23 (2000 – $9).

NOTES TO FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT      37

NOTE 4   Actuarial Liabilities

a) Composition

Actuarial liabilities represent the amount which, together with estimated future premiums and net investment income, will be sufficient to pay estimated future benefits, policyholder dividends, taxes (other than income taxes) and expenses on policies inforce. The composition of actuarial liabilities by line of business and geographic territory was as follows:

	Individual life insurance

As at December 31		Non-	Annuities	Other insurance
2001	Participating	participating	and pensions	liabilities	Total

United States	$11,634	$3,424	$6,471	$1,238	$22,767
Canada	2,603	2,595	10,693	1,834	17,725
International	11,426	1,245	1,424	103	14,198

Total	$25,663	$7,264	$18,588	$3,175	$54,690

2000
United States	$10,896	$2,753	$5,996	$1,056	$20,701
Canada	2,476	1,615	10,554	1,642	16,287
International	2,434	988	934	40	4,396

Total	$15,806	$5,356	$17,484	$2,738	$41,384

For participating policies inforce as at demutualization, separate sub-accounts were established within the participating account. These sub-accounts permit this participating business to be operated as separate “closed blocks” of business. As at December 31, 2001, $15,123 (2000 - $13,163) of both assets and actuarial liabilities related to the participating policyholders’ account are included in the closed blocks. As at December 31, 2001, total assets and actuarial liabilities pertaining to the participating policyholders’ account include amounts related to the policies transferred from Daihyaku Mutual Life Insurance Company on April 2, 2001 (see note 11).

b) Assets backing liabilities and equity

The Company has established a target invested asset portfolio mix, which takes into account the risk attributes of the liabilities supported by the assets, expectations of market performance, and a generally conservative investment philosophy. Assets are segmented and matched to liabilities with similar underlying characteristics by product line and major currency. Liabilities with rate and term guarantees, such as annuities and pensions, are predominantly backed by fixed-rate instruments such as bonds and commercial and mortgage loans. Insurance products, such as participating whole life insurance, are backed by a broader range of asset classes. The Company’s equity is primarily invested in North American and international securities and North American real estate. Changes in the fair value of assets backing actuarial liabilities would have a limited impact on the Company’s equity, as it would be substantially offset by a corresponding change in the fair value of the liabilities. The fair value of assets backing actuarial liabilities as at December 31, 2001 was estimated at $56,405 (2000 – $42,754).

     A change in the fair value of assets supporting capital and other liabilities results in a corresponding change in equity when recognized, offset by changes in related liabilities when recognized. The fair value of assets backing capital and other liabilities as at December 31, 2001 was estimated at $24,647 (2000 – $19,694).

     The carrying value of total assets backing actuarial liabilities, other liabilities and capital was as follows:

	Individual life insurance

As at December 31		Non-	Annuities
2001	Participating	participating	and pensions	Other(1)	Capital(2)	Total

Assets
Bonds	$14,532	$4,087	$12,741	$9,843	$4,867	$46,070
Mortgages	1,471	711	3,416	1,807	497	7,902
Stocks	2,321	277	240	1,151	2,975	6,964
Real estate	1,691	370	58	818	547	3,484
Other	5,648	1,819	2,133	1,966	2,627	14,193

Total	$25,663	$7,264	$18,588	$15,585	$11,513	$78,613

2000
Assets
Bonds	$8,108	$2,938	$11,815	$7,919	$2,490	$33,270
Mortgages	1,094	629	3,668	1,564	219	7,174
Stocks	1,206	236	61	737	2,381	4,621
Real estate	1,291	241	44	486	1,200	3,262
Other	4,107	1,312	1,896	2,160	2,265	11,740

Total	$15,806	$5,356	$17,484	$12,866	$8,555	$60,067

(1)    Other includes insurance and non-insurance liabilities and non-controlling interest in subsidiaries.

(2)    Capital represents total equity, subordinated debt, non-controlling interest in Manulife Financial
         Capital Trust and trust preferred securities issued by subsidiaries.

38      NOTES TO FINANCIAL STATEMENTS     MFC 2001 ANNUAL REPORT

The deferred realized net gains taken into account in the computation of actuarial liabilities as at December 31, 2001 were $2,025 (2000 – $2,082).

c) Significant reserve assumptions

The preparation of financial statements involves the use of estimates and assumptions; however, actual results may differ from those estimates. The most significant estimation processes for insurance companies relate to the determination of actuarial liabilities.

     Actuarial liabilities have two major components: a best estimate reserve and a provision for adverse deviation. In conjunction with prudent business practices to manage both business and investment risks, the selection and monitoring of appropriate assumptions are designed to minimize the extent to which the Company is financially exposed to measurement uncertainty.

Best estimate reserve assumptions

In the computation of actuarial liabilities, best estimate reserve assumptions are made. Assumptions are made for the lifetime of the policies and include assumptions with respect to mortality and morbidity, investment returns, rates of policy termination, operating expenses and certain taxes. Actuarial assumptions may be subject to change in the future. Actual experience is monitored regularly to ensure that the assumptions remain appropriate. Assumptions are discussed in more detail in the following table.

Nature of factor and assumption methodology		Risk management and sensitivity to change

Mortality and Morbidity	Mortality relates to the occurrence of death. Mortality assumptions are based on past and emerging Company and industry experience. Assumptions are differentiated by sex, underwriting class and policy type.

Morbidity relates to the occurrence of accidents and sickness. Morbidity assumptions are based on Company and industry experience.	The Company establishes appropriate underwriting standards to determine the insurability of applicants. Claim trends are monitored on an ongoing basis.

Exposure to large claims is managed by establishing policy retention limits, which vary by market and geographic location. Policies in excess of the limits are reinsured with other companies. The maximum retained exposure on any one life policy as at December 31, 2001 was $24 (2000 – $23). In addition, the Company carries coverage that insures against a catastrophic event that could entail aggregate claims in excess of $30 but less than $150 as at December 31, 2001 and 2000.

Mortality is monitored monthly and recent experience has been favourable when compared to the Company’s assumptions. Morbidity is monitored monthly and recent experience has been consistent with the Company’s assumptions.

Investment Return	The Company matches assets and liabilities by business segment, using investment objectives that are appropriate for each line of business. The projected cash flows from these assets are combined with future reinvestment rates derived from the current economic outlook and the Company’s investment policy in order to determine expected rates of return on these assets for all future years.

Investment return assumptions include expected future asset defaults. Asset defaults are projected based on both past Company and industry experience and specific reviews of the current investment portfolio.	The Company’s policy of closely matching cash flows of the assets with those of the corresponding liabilities reduces the Company’s exposure to future changes in interest rates. Derivative instruments are used where necessary when there is a lack of suitable permanent investments to minimize loss exposure to interest rate changes. Under the Canadian Asset Liability Method (CALM), the reinvestment rate is quantified by using interest rate scenario testing.

For the Company’s annuity and pension business, an immediate and parallel decrease in interest rates of 1% across all maturities in Canada, the United States and Hong Kong would decrease net income and equity by $6 as at December 31, 2001 (2000 – increase of $7).

The exposure to asset default is managed by policies and procedures, which limit concentrations by issuer, connections, rating, sector and geographic region.

Recent mortgage default experience has continued to be favourable when compared to the Company’s assumptions. Recent bond default experience has been consistent with the Company’s assumptions, with the exception of certain asset classes in the U.S. which have been unfavourable when compared to the Company’s assumptions.

Policy Terminations	Lapse relates to the termination of policies due to non-payment of premiums. Surrenders relate to the voluntary termination of policies by policyholders. Policy termination assumptions are based on the Company’s experience adjusted for expected future conditions. Assumptions reflect differences in geographic markets and lapse patterns for different types of contracts.	The Company designs its products in order to minimize financial exposure to lapse and surrender risk. In addition, the Company monitors lapse and surrender experience monthly.

Generally, recent lapse rates have been as expected when compared to assumptions used in the computation of actuarial liabilities, with the exception of Canadian Universal Life where lapses were lower than originally expected.

Minimum Guarantees on Segregated Funds	The Company holds reserves calculated using stochastic models as defined by the Canadian Institute of Actuaries. The models are based on the nature of the segregated fund guarantees. Investment performance, mortality and lapse assumptions are the key variables which are modeled.	The Company manages the risk in segregated funds by carefully monitoring policyholder behaviour in relation to movements in equity markets. The Company has Board approved limits on a number of different risk factors. Management action is used to modify product design or pricing, to ensure risk is within acceptable levels.

In addition to the above, assumptions are made for expenses and taxes (other than income taxes). Policy maintenance expenses are derived from the Company’s internal cost studies, projected into the future with an allowance for inflation. Explicit assumptions are made for future premium taxes and other non-income related taxes.

Provision for adverse deviation

The basic assumptions made in establishing actuarial liabilities are best estimates for a range of possible outcomes. To recognize the uncertainty in establishing these best estimate reserve assumptions, to allow for possible deterioration in experience and to provide greater comfort that the reserves are adequate to pay future benefits, the Appointed Actuary is required to include a margin in each assumption.

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	39

     The impact of these margins is to increase actuarial liabilities and decrease the income that would be recognized at inception of the policy. Minimum conditions are prescribed by the Canadian Institute of Actuaries for determining margins related to interest risk. For other risks which are not specifically addressed by the standard, a range is defined as 5% to 20% of the expected experience assumption. The Company uses assumptions at the conservative end of the range, taking into account the risk profiles of the business.

d) Risk management

In addition to risks related to reserve assumptions, the Company is also exposed to the following risks:

Foreign currency risk

The Company’s strategy of matching the currency of its assets with the currency of the liabilities these assets support results in minimal financial exposure related to foreign currency fluctuations on assets backing actuarial liabilities.

     The Company also generally matches the currency of its equity with the currency of its liabilities except for approximately $524 as at December 31, 2001 (2000 – $500) which was invested in a diversified basket of international currencies. Aligning the currency mix reduces the sensitivity of the Company’s capital ratios to exchange rate fluctuations.

     As at December 31, 2001, assets exceeded liabilities denominated in foreign currencies by approximately $3,278 (2000 – $3,300), of which $2,340 as at December 31, 2001 (2000 – $2,900) related to the United States dollar. The impact of a 100 basis point increase in the Canadian dollar relative to the United States dollar would be a $4 decrease in net income for the year ended December 31, 2001 (2000 – $13) and a $37 decrease in equity as at December 31, 2001 (2000 – $43).

Liquidity risk

Liquidity risk is the risk that the Company will not have access to sufficient funds to meet its liabilities as they become due. Certain of the Company’s policies have features that allow them to be terminated at short notice, creating a potential liquidity exposure. In the normal course of business, the Company matches the maturity of invested assets to the maturity of actuarial liabilities.

     As at December 31, 2001, the Company had immediate strategic liquidity of $42,247 (2000 – $29,811).

Reinsurance risk

In the normal course of business, the Company limits the amount of loss on any one policy by reinsuring certain levels of risk with other insurers. In addition, the Company accepts reinsurance from other reinsurers. Reinsurance ceded does not discharge the Company’s liability as the primary insurer. Failure of reinsurers to honour their obligations could result in losses to the Company; consequently, allowances are established for amounts deemed uncollectible. In order to minimize losses from reinsurer insolvency, the Company monitors the concentration of credit risk both geographically and with any one reinsurer. In addition, the Company selects reinsurers with high credit ratings.

     As a result of ceded reinsurance, actuarial liabilities have been reduced by $2,020 as at December 31, 2001 (2000 – $1,677).

     The effect of reinsurance on premium income was as follows:

For the years ended December 31	2001	2000

Direct premium income	$9,896	$8,120
Reinsurance assumed	821	867
Reinsurance ceded	(470)	(472)

Total premium income	$10,247	$8,515

e) Change in actuarial liabilities

Change in actuarial liabilities during the year was caused by the following business activities and changes in actuarial estimates:

For the years ended December 31	2001	2000

Balance, January 1	$41,384	$39,748
Normal change
New policies	1,932	652
Inforce	(2,271)	77
Changes in methods and assumptions	131	93
Changes due to acquisition and assumption transactions	12,150	—
Currency impact	1,364	814

Balance, December 31	$54,690	$41,384

The Company examines the assumptions used in determining actuarial liabilities on an ongoing basis. Actuarial liabilities are increased when expected benefit costs and related risks increase, and vice versa. As a result of recent volatility in world equity markets, and the expectation of continued volatility, the Company has increased actuarial liabilities on products that are exposed to equity markets, such as variable annuities and segregated funds. There has been a corresponding reduction in actuarial liabilities associated with certain insurance policies. Actuarial liabilities on these insurance policies continue to be adequate, appropriate and consistent with the Company’s conservative actuarial reserving policies. In aggregate, these changes decreased earnings by $131.

     Policy benefits in the course of settlement are included in Benefits payable and provision for unreported claims on the Consolidated Balance Sheets.

40	NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT

NOTE 5 Income Taxes

The effective income tax rate for the provision for income taxes varies from the income taxes computed at the Canadian statutory tax rate of 41% as at December 31, 2001 (2000 – 42%) for the following reasons:

Reconciliation of income tax expense
For the years ended December 31	2001	2000

Income tax at Canadian statutory rates	$559	$563
Increase (decrease) in tax due to:
Tax-exempt investment income	(49)	(74)
Differences in tax rates on income not subject to tax in Canada	(251)	(222)
Recognition of tax benefit from prior years	(65)	(89)
Changes in future tax asset from statutory rate changes	18	61
Other	(16)	34

Income taxes	$196	$273

Components of income tax expense included in the Consolidated Statements of Operations are as follows:

For the years ended December 31	2001	2000

Canadian income tax expense:
Current taxes	$71	$86
Future taxes	2	21

	$73	$107

Foreign income tax expense:
Current taxes	$—	$156
Future taxes	123	10

	$123	$166

Income tax expense	$196	$273

     The amount of income taxes paid in cash during the year ended December 31, 2001 was $188 (2000 – $103).

     Undistributed earnings of non-Canadian subsidiaries may be taxed upon repatriation to Canada. The Company has recognized a future tax liability on these undistributed earnings to the extent that management expects it will be incurred on earnings repatriated in the foreseeable future.

     The following table presents future income taxes in total, and the principal components:

As at December 31	2001	2000

Future income tax asset:
Actuarial liabilities	$—	$263
Gains on sale of invested assets	502	471
Other	645	369

	$1,147	$1,103
Valuation allowance	(92)	(156)

Future income tax asset	$1,055	$947

Future income tax liability:
Actuarial liabilities	$(3)	$—
Real estate	(314)	(260)
Securities	(127)	(100)
Other	(94)	(72)

Future income tax liability	$(538)	$(432)

Net future income tax asset	$517	$515

As at December 31, 2001, the Company has approximately $1,790 (2000 – $912) of tax loss carryforwards available, which expire between the years 2003 and 2020. A benefit has been recognized in the amount of $607 (2000 – $288) in future income taxes. A benefit in the amount of $22 (2000 – $32) has not been recognized.

NOTE 6 Subordinated Debt

As at December 31	2001	2000

7.875% U.S. dollar	$398	$375
8.25% U.K. pound	220	213
5.70% Canadian dollar	250	—
6.24% Canadian dollar	550	—

Total	$1,418	$588

Fair value	$1,470	$613

The fair value of subordinated debt is determined by reference to current market prices. These issues form part of the Company’s regulatory capital. To reduce exposure to foreign currency fluctuations, derivatives are used to convert the U.K. pound debt into Canadian and U.S. dollar liabilities.

     The cash amount of interest paid during the year ended December 31, 2001 was $91 (2000 – $47).

a) 7.875% U.S. dollar subordinated notes

During 1995, the Company issued U.S. $250 ($341) in 7.875% subordinated notes due April 15, 2005. This debt was issued as a private placement under Rule 144A of the Securities Act (United States).

b) 8.25% U.K. pound subordinated notes

On January 1, 1996, on amalgamation with North American Life Assurance Company, the Company assumed £100 ($202) in 8.25% subordinated notes redeemable on November 17, 2003. Concurrently, £5 ($10) of debt, which was held by the Company, was extinguished.

c) Canadian dollar subordinated debt

On February 16, 2001, the Company issued, in two tranches, $800 in unsecured subordinated debentures, redeemable in whole or in part by the Company at any time. Debentures with principal of $250, maturing on February 16, 2011, bear interest at a fixed rate of 5.70% for five years and thereafter at a rate of 1% plus the 90-day Bankers Acceptance Rate (adjusted quarterly). In addition, debentures with principal of $550, maturing on February 16, 2016, bear interest at a fixed rate of 6.24% for ten years and thereafter at a rate of 1% plus the 90-day Bankers Acceptance Rate (adjusted quarterly). Proceeds to Manufacturers Life, net of issuance costs, were approximately $796. The debt constitutes Tier 2B regulatory capital.

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	41

NOTE 7 Non-Controlling Interest in Subsidiaries

As at December 31	2001	2000

Non-controlling interest in common equity of subsidiaries(1)	$64	$299
Manulife Financial Capital Securities – Series A	60	—
Manulife Financial Capital Securities – Series B	940	—

Total	$1,064	$299

(1) See note 11

On December 10, 2001, Manulife Financial Capital Trust (the “Trust”), a wholly-owned open-end trust, issued 60,000 Manulife Financial Capital Securities (“MaCS”) – Series A and 940,000 Manulife Financial Capital Securities – Series B. These securities are exchangeable into newly issued Manufacturers Life Class A Shares Series 2, in the case of MaCS – Series A, or newly issued Manufacturers Life Class A Shares Series 4, in the case of MaCS – Series B, in certain circumstances.

     Each MaCS – Series A entitles the holder to receive fixed cash distributions payable semi-annually in the amount of $35.00. Each MaCS - Series B entitles the holder to receive fixed cash distributions payable semi-annually in the amount of $33.50.

     The MaCS, with regulatory approval, may be redeemed in whole, upon the occurrence of certain tax or regulatory capital changes, or on or after December 31, 2006, at the option of the Trust.

     Under certain circumstances, each MaCS will be automatically exchanged, without the consent of the holders, for Manufacturers Life Class A Shares Series 3, in the case of MaCS – Series A, and Manufacturers Life Class A Shares Series 5, in the case of MaCS – Series B.

     The MaCS – Series A and MaCS – Series B constitute Tier 1 regulatory capital.

NOTE 8 Trust Preferred Securities Issued by Subsidiaries

As at December 31	2001	2000

Trust Preferred Securities	$802	$756

Capital Trust Pass-through Securities Units of U.S. $500 ($672) were issued by subsidiaries of Manulife Financial Corporation in January 1997, maturing February 1, 2027.

     Each unit consists of one 8.25% Trust Preferred Security, issued by the trust subsidiary, and one 0.125% preferred purchase contract, issued by Manufacturers Investment Corporation (“MIC”). The trust subsidiary’s only asset is an investment in notes issued by MIC. Holders of each purchase contract may be required to purchase 20 non-cumulative perpetual preferred shares, Series A of MIC, at U.S. $50 per share. Holders may satisfy this purchase by delivering the Trust Preferred Securities to MIC in exchange for the perpetual preferred shares.

     The Securities Units were issued as a private placement under Rule 144A of the Securities Act (United States).

     From the Company’s perspective, the issue is equivalent to a combination of 8.25% subordinated debt maturing February 1, 2027, and an option exercisable by the Company, requiring contract holders to purchase an equivalent amount of perpetual preferred stock in MIC. The securities form part of the Company’s regulatory capital.

NOTE 9 Share Capital

The authorized capital of Manulife Financial Corporation consists of:

a) an unlimited number of common shares without nominal or par value; and

b) an unlimited number of Class A and Class B preferred shares without nominal or par value, issuable in series.

     On October 30, 2001, the Company announced its intention to make a normal course issuer bid through the facilities of The Toronto Stock Exchange (the “Exchange”). Pursuant to the bid, the Company is authorized to purchase up to 20 million common shares, representing approximately 4.15% of common shares issued and outstanding at the time, commencing December 3, 2001 until December 2, 2002. Transactions will be executed on the Exchange at the prevailing market price in amounts and at times determined by the Company. Any shares purchased as part of the bid will be cancelled.

     A previous normal course issuer bid program expired on October 11, 2000.

     During 2000, Manulife Financial Corporation purchased and subsequently cancelled 12 million of its common shares pursuant to the previous normal course issuer bid at a total cost of $206. Common shares outstanding were reduced by $16 and retained earnings were reduced by $190. There were no such transactions in 2001.

	2001		2000

	Number of shares		Number of shares
For the years ended December 31	(in millions)	Amount	(in millions)	Amount

Common shares
Balance, January 1	482	$612	494	$628
Issued on exercise of stock options and deferred share units (note 10)	—	2	—	—
Normal course issuer bid – purchased for cancellation	—	—	(12)	(16)

Balance, December 31	482	$614	482	$612

42	NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT

NOTE 10 Stock-Based Compensation

Under the Company’s Executive Stock Option Plan (“ESOP”), stock options are periodically granted to selected individuals. Options provide the holder with the right to purchase common shares at an exercise price equal to the closing market price of Manulife Financial Corporation’s common shares on The Toronto Stock Exchange on the business day immediately preceding the date the options were granted. The options vest over a period not exceeding four years and expire not more than 10 years from the grant date. A total of 36,800,000 common shares have been reserved for future issuance under the ESOP.

	2001		2000

		Weighted		Weighted
	Number	average	Number	average
	of options	exercise	of options	exercise
For the years ended December 31	(in millions)	price	(in millions)	price

Outstanding, January 1	5	$31.60	—	$—
Granted	3	$41.80	5	$31.60

Outstanding, December 31	8	$36.22	5	$31.60

Exercisable, December 31	2	$31.60	1	$31.60

The exercise price of stock options outstanding ranged from $31.60 to $46.95 and had a weighted average contractual remaining life of 9.4 years.

     The Company also granted deferred share units (“DSUs”) to certain employees under the ESOP. The DSUs vest over a four year period and each unit entitles the holder to receive one common share on retirement or termination of employment. The DSUs attract dividends in the form of additional DSUs at the same rate as dividends on the common shares. No DSUs were granted during 2001. The number of DSUs outstanding was 3 million as at December 31, 2001 (2000 – 3 million).

     Effective January 1, 2001, the Company established the Global Share Ownership Plan (“GSOP”) for its eligible employees and the Stock Plan for Non-Employee Directors.

     Under the Company’s GSOP, qualifying employees can choose to have up to 5% of their annual base earnings applied toward the purchase of common shares of Manulife Financial Corporation. Subject to certain conditions, the Company will match 50% of the employee’s eligible contributions. The Company’s contributions vest immediately. All contributions will be used by the plan’s trustee to purchase common shares in the open market.

     Under the Company’s Stock Plan for Non-Employee Directors, each eligible director may elect to receive DSUs or common shares in lieu of cash equal to his or her annual director’s retainer and fees. Upon termination of Board service, the eligible director may elect to receive cash or common shares equal to the value of the DSUs accumulated in his or her account. A total of 500,000 common shares have been reserved for issuance under the Stock Plan for Non-Employee Directors.

NOTE 11 Acquisition and Assumption Transactions

Manulife Life Insurance Company

In April 1999, the Company entered the Japanese life insurance market by establishing a new life insurance company, Manulife Life Insurance Company (“Manulife Japan,” formerly Manulife Century Life Insurance Company), with a local company, Daihyaku Mutual Life Insurance Company (“Daihyaku”). While the Company and Daihyaku each initially owned 50% of the equity of Manulife Japan, the Company owned 74.6% of the voting shares and controlled the Board of Directors. This transaction was accounted for as a purchase and accordingly, the assets acquired by Manulife Japan were recorded at their estimated fair values at the date of acquisition. The excess of the purchase price over the fair value of the assets acquired was recorded as goodwill (included in Other, Miscellaneous assets) and is being amortized on a straight-line basis over 20 years.

     Effective May 31, 2000, a business suspension order was issued against Daihyaku by regulatory authorities in Japan and on June 1, 2000, administrators were appointed to manage Daihyaku’s business. At that time, potential additional payments of Yen 15 billion recorded as goodwill and as non-controlling interest in subsidiaries as at March 31, 1999 were revised to reflect Manulife Japan’s expectation that such additional payments were no longer required.

     On January 25, 2001, the Company announced the signing of a definitive agreement between Manulife Japan and the administrators of Daihyaku to assume Daihyaku’s existing insurance policies. In addition, on this date, Manulife Financial acquired Daihyaku’s minority interest in Manulife Japan making Manulife Japan a wholly owned subsidiary of the Company.

     On April 2, 2001, the transfer of approximately 1.3 million active insurance policies from Daihyaku to Manulife Japan was completed. The Company received assets with a fair value of $16,017 (Yen 1.3 trillion) of which $15,860 (Yen 1.3 trillion) was included in its general fund and $157 (Yen 12.7 billion) was included in its segregated funds. Policy liabilities and other liabilities increased by an amount commensurate with the general fund assets. This transaction was accounted for as a purchase of a block of business and accordingly, the assets transferred to Manulife Japan were recorded at their estimated fair values at the closing date. Goodwill was not created as a result of this transaction.

     The results of operations for the acquired block of business since April 2, 2001 have been included in the Company’s Consolidated Statements of Operations.

Condensed balance sheet as at April 2, 2001
Invested assets
Bonds	$4,090
Stocks	4
Real estate	40
Policy loans	575
Cash and short-term investments	10,986

Total invested assets	$15,695
Other assets	165

Total assets	$15,860

Segregated fund assets	$157

Actuarial liabilities	$10,874
Other liabilities	4,986

Total liabilities	$15,860

Segregated fund liabilities	$157

Other

The Company received general fund assets with a fair value of $1,120 from its acquisition of Commercial Union’s Canadian life insurance operations on April 1, 2001, and $97 from its assumption of Zurich’s group life and health employee benefits business on April 1, 2001. Segregated fund assets with a fair value of $77 were also acquired in the Commercial Union transaction.

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	43

NOTE 12 Pensions and Other Post-Employment Benefits

The Company maintains a number of pension and benefit plans for its eligible employees and agents. Information about the Company’s benefit plans, in aggregate, is as follows:

			Other
	Pension benefits		employee benefits

For the years ended December 31	2001	2000	2001	2000

Change in benefit obligation:
Balance, January 1	$675	$594	$118	$114
Service cost	22	21	7	6
Interest cost	42	41	8	8
Plan participants’ contributions	1	1	—	—
Amendments	8	2	—	—
Actuarial loss (gain)	14	49	(2)	(9)
Benefits paid	(42)	(38)	(3)	(2)
Currency	7	5	2	1

Balance, December 31	$727	$675	$130	$118

			Other
	Pension benefits		employee benefits

For the years ended December 31	2001	2000	2001	2000

Change in plan assets:
Fair value of plan assets, January 1	$682	$666	$—	$—
Actual return on plan assets	(16)	48	—	—
Employer contribution	—	—	3	2
Plan participants’ contributions	1	1	—	—
Benefits paid	(42)	(38)	(3)	(2)
Currency	7	5	—	—

Fair value of plan assets, December 31	$632	$682	$—	$—

			Other
	Pension benefits		employee benefits

As at December 31	2001	2000	2001	2000

Funded status, end of year	$(95)	$7	$(130)	$(118)
Unrecognized net actuarial gain (loss)	46	(28)	(62)	(64)
Unrecognized initial transition gain	(10)	(13)	—	—
Unrecognized prior service cost	19	15	—	—

Accrued pension liability	$(40)	$(19)	$(192)	$(182)

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit-cost	$129	$127	$—	$—
Accrued benefit liability	(169)	(146)	(192)	(182)

Accrued pension liability	$(40)	$(19)	$(192)	$(182)

Components of the net benefit expense are as follows:

			Other
	Pension benefits		employee benefits

For the years ended December 31	2001	2000	2001	2000

Defined benefit service cost	$22	$21	$7	$6
Defined contribution service cost	13	13	—	—
Interest cost	42	41	8	8
Expected return on plan assets	(49)	(48)	—	—
Net amortizations and deferrals	1	2	(5)	(5)

Net benefit expense	$29	$29	$10	$9

	Pension benefits

For the years ended December 31	2001	2000

Weighted-average assumptions:
Discount rate	6.7%	6.8%
Expected return on plan assets	8.2%	8.1%
Rate of compensation increase	3.4%	3.4%

Assumed health care cost trends have a significant effect on the amounts reported for the health care plan. The impact of a 100 basis-point change in assumed health care cost trend rates would be as follows:

	100	100
	basis-point	basis-point
	increase	decrease

Effect on total service and interest costs	3	(2)
Effect on post-employment benefit obligation	22	(19)

44	NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT

NOTE 13 Commitments and Contingencies

a) Legal proceedings

The Company is subject to legal actions arising in the ordinary course of business. These legal actions are not expected to have a material adverse effect on the consolidated financial position of the Company.

b) Investment commitments

In the normal course of business, various investment commitments are outstanding which are not reflected in the consolidated financial statements. There were $519 of outstanding investment commitments as at December 31, 2001, of which $161 mature in 30 days, $324 mature in 31 to 365 days and $34 mature in 2003 or later. There were $267 of outstanding investment commitments as at December 31, 2000, of which $54 matured in 30 days, $194 matured in 31 to 365 days and $19 mature in 2002 or later.

c) Letters of credit

In the normal course of business, Manulife Financial’s banking group, consisting of third party relationship banks, issues letters of credit on the Company’s behalf. As at December 31, 2001, letters of credit in the amount of $2,261 (2000 – $1,434), including $14 (2000 – $13) against which assets have been pledged, are outstanding.

d) Pledged assets

In the normal course of business, certain of Manulife Financial Corporation’s subsidiaries pledge their assets as security for liabilities incurred. The amounts pledged were as follows:

	2001		2000

As at December 31	Bonds	Other	Bonds	Other

In respect of:
Securities lent	$1,569	$—	$1,279	$—
Letters of credit	14	—	13	—
Derivatives	—	14	—	20
Regulatory requirements	54	—	38	—

Total	$1,637	$14	$1,330	$20

e) Capital requirements

Dividends and capital distributions are restricted under the Insurance Companies Act (Canada) (“ICA”). The ICA requires Canadian insurance companies to maintain, at all times, minimum levels of capital (which principally includes common shareholders’ equity [including retained earnings], non-cumulative perpetual preferred shares, subordinated debt, other financial instruments that qualify as regulatory capital and the participating account) calculated in accordance with Minimum Continuing Capital and Surplus Requirements. In addition to the requirements under Canadian law, Manulife Financial Corporation must also maintain minimum levels of capital for its foreign subsidiaries. Such amounts of capital are based on the local statutory accounting basis in each jurisdiction. The most significant of these are the Risk Based Capital requirements for Manulife Financial Corporation’s United States insurance subsidiaries. The Company maintains capital well in excess of the minimum required in all foreign jurisdictions in which the Company does business.

     There are additional restrictions on distributions in foreign jurisdictions in relation to shareholder dividends. In the United States, regulatory approval is required if a shareholder dividend distribution from a United States subsidiary company to the parent company would exceed that subsidiary company’s earned surplus. Regulatory approval is also required if the distribution (together with other distributions during the previous year) exceeds the greater of the subsidiary’s statutory net operating income for the previous year or 10% of its surplus determined at the end of the previous year. The determination must be made in accordance with statutory accounting principles. In 2001, the maximum amount of shareholder dividends transferable from a United States subsidiary to the parent company without permission was U.S. $60 (2000 – U.S. $92).

f) Participating business

In some territories where the Company maintains participating accounts, there are regulatory restrictions on the amounts of profit that can be transferred to shareholders. Where applicable, these restrictions generally take the form of a fixed percentage of the policyholder dividends. For participating business operating as separate “closed blocks,” transfers are governed by the terms of Manufacturers Life’s Plan of Demutualization.

NOTE 14 Fair Value of Financial Instruments

Financial instruments refer to both on-and off-balance sheet instruments and may be assets or liabilities. They are contracts that ultimately give rise to a right for one party to receive an asset and an obligation for another party to deliver an asset. Fair values are management’s best estimates of the amounts at which instruments could be exchanged in a current transaction between willing parties and are generally calculated based on the characteristics of the instrument and the current economic and competitive environment. These calculations are subjective in nature, involve uncertainties and matters of significant judgement and do not include any tax impact.

     Both the fair values and the basis for determining the fair value of invested assets, actuarial liabilities, borrowed funds, subordinated debt and derivative financial instruments are disclosed in notes 3, 4, 6 and 15, respectively.

     The fair values of accrued investment income, outstanding premiums, other miscellaneous assets, policy benefits in the course of settlement, provision for unreported claims, policyholder amounts on deposit and other liabilities approximate their carrying values, due to their short-term nature.

     The fair value of banking deposits is estimated at $775 as at December 31, 2001 (2000 – $586) compared to a carrying value of $769 as at December 31, 2001 (2000 – $592). The fair value of these financial instruments is determined by discounting the contractual cash flows, using market interest rates currently offered for deposits with similar terms and conditions.

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	45

NOTE 15 Derivative Financial Instruments

Derivative financial instruments are financial contracts, the values of which are derived from underlying assets or interest or foreign exchange rates. In the ordinary course of business, the Company enters into primarily over-the-counter contracts for asset liability management purposes. Derivatives such as foreign exchange contracts, interest rate and cross-currency swaps, forward rate agreements and equity options are used to manage exposures to interest rate, foreign currency and equity fluctuations in order to ensure a consistent stream of earnings.

     Interest rate and foreign exchange swaps are contractual agreements between the Company and a third party to exchange a series of cash flows. For interest rate swaps, counterparties generally exchange fixed and floating interest rate payments based on a notional value in a single currency. For foreign exchange swaps, fixed interest payments and notional amounts are exchanged in different currencies. Notional amount represents the amount to which a rate or price is applied in order to calculate the exchange of cash flows. The notional principal amounts are not included in the Consolidated Balance Sheets.

     Replacement cost represents the cost of replacing, at current market rates, all contracts with a positive fair value. The amounts do not take into consideration legal contracts which permit offsetting of positions or any collateral which may be obtained.

     Credit risk equivalent is the sum of replacement cost and the potential future credit exposure. The potential future credit exposure represents the potential for future changes in value based upon a formula prescribed by OSFI.

     Risk-weighted amount represents the credit risk equivalent, weighted according to the creditworthiness of the counterparty, as prescribed by OSFI.

     Fair value is summarized by derivative type and represents the net unrealized gain or loss, accrued interest receivable or payable, and premiums paid or received.

     The Company has the following amounts outstanding:

	Remaining term to maturity (notional amounts)				Fair value

								Credit	Risk-
As at December 31	Under 1	1 to 5	Over 5					risk	weighted
2001	year	years	years	Total	Positive	Negative	Net	equivalent	amount

Interest rate contracts:
Swap contracts	$726	$1,654	$1,476	$3,856	$104	$(73)	$31	$122	$33
Futures contracts	322	—	—	322	—	—	—	—	—
Options written	—	—	34	34	—	(2)	(2)	—	—

Sub-total	$1,048	$1,654	$1,510	$4,212	$104	$(75)	$29	$122	$33
Foreign exchange:
Swap contracts	222	3,036	708	3,966	48	(454)	(406)	255	76
Forward contracts	3,356	—	—	3,356	10	(53)	(43)	44	9
Commodity contracts	4	—	—	4	3	—	3	3	2
Equity contracts	381	122	—	503	30	—	30	63	16

Total	$5,011	$4,812	$2,218	$12,041	$195	$(582)	$(387)	$487	$136

2000
Interest rate contracts:
Swap contracts	$403	$1,405	$1,564	$3,372	$34	$(34)	$—	$49	$17
Futures contracts	65	—	—	65	—	—	—	—	—
Options written	—	—	32	32	—	—	—	—	—

Sub-total	$468	$1,405	$1,596	$3,469	$34	$(34)	$—	$49	$17
Foreign exchange:
Swap contracts	502	703	666	1,871	18	(97)	(79)	108	31
Forward contracts	2,930	—	—	2,930	45	(11)	34	74	20
Equity contracts	435	33	—	468	7	(25)	(18)	26	3

Total	$4,335	$2,141	$2,262	$8,738	$104	$(167)	$(63)	$257	$71

The main reason for the increase in foreign exchange swap contracts was the purchase of U.S. dollar-denominated assets swapped into Japanese yen to back liabilities transferred from Daihyaku. Substantially all derivative financial instruments wholly or partially offset the change in fair values of related on-balance sheet assets and liabilities.

46	NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT

NOTE 16 Segmented Information

The Company provides a wide range of financial products and services, including individual life insurance, group life and health insurance, pension products, annuities and mutual funds to individual and group customers in the United States, Canada and Asia. The Company also offers reinsurance services, primarily life and accident and health reinsurance, and provides investment management services with respect to the Company’s general fund assets, segregated fund assets and mutual funds and, in Canada and Asia, to institutional customers.

     The Company’s business segments include the U.S., Canadian, Asian and Reinsurance divisions. Each division has profit and loss responsibility and develops products, services and distribution strategies based on the profile of its business and the needs of its market.

     The accounting policies of the segments are the same as those described in note 1, Nature of Operations and Significant Accounting Policies.

     The results of the Company’s business segments differ from geographic segmentation primarily as a consequence of segmenting the results of the Company’s Reinsurance Division into the different geographic segments to which its business pertains.

By segment	U.S.	Canadian	Asian	Reinsurance
For the year ended December 31, 2001	Division	Division	Division	Division	Other	Total

Revenue
Premium income
Life and health insurance	$1,780	$2,278	$2,536	$791	$—	$7,385
Annuities and pensions	2,056	646	160	—	—	2,862

Total premium income	$3,836	$2,924	$2,696	$791	$—	$10,247
Investment income	1,942	1,617	447	231	242	4,479
Other revenue	939	287	119	38	122	1,505

Total revenue	$6,717	$4,828	$3,262	$1,060	$364	$16,231

Interest expense	$52	$56	$52	$3	$94	$257

Income before income taxes	$524	$417	$363	$2	$57	$1,363
Income taxes	(151)	(82)	(46)	46	37	(196)

Net income	$373	$335	$317	$48	$94	$1,167

Amortization of realized and unrealized gains	$179	$196	$29	$—	$212	$616

Segregated fund deposits	$11,790	$1,190	$1,064	$—	$—	$14,044

As at December 31, 2001
Actuarial liabilities	$22,019	$17,567	$13,926	$1,033	$145	$54,690

Funds under management
General fund	$26,731	$23,012	$19,087	$3,821	$5,962	$78,613
Segregated funds	47,975	9,279	1,952	—	—	59,206
Mutual funds	—	1,313	340	—	—	1,653
Other managed funds	—	—	637	—	2,073	2,710

By geographic location
For the year ended December 31, 2001		United States	Canada	Asia	Other	Total

Revenue
Premium income
Life and health insurance		$2,131	$2,317	$2,536	$401	$7,385
Annuities and pensions		2,056	646	160	—	2,862

Total premium income		$4,187	$2,963	$2,696	$401	$10,247
Investment income		2,062	1,895	447	75	4,479
Other revenue		959	394	125	27	1,505

Total revenue		$7,208	$5,252	$3,268	$503	$16,231

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	47

By segment	U.S.	Canadian	Asian	Reinsurance
For the year ended December 31, 2001	Division	Division	Division	Division	Other	Total

Revenue
Premium income
Life and health insurance	$1,662	$1,882	$1,740	$768	$—	$6,052
Annuities and pensions	1,686	606	171	—	—	2,463

Total premium income	$3,348	$2,488	$1,911	$768	$—	$8,515
Investment income	1,925	1,587	353	194	291	4,350
Other revenue	885	249	80	22	51	1,287

Total revenue	$6,158	$4,324	$2,344	$984	$342	$14,152

Interest expense	$56	$51	$40	$2	$42	$191

Income before income taxes	$645	$350	$206	$132	$8	$1,341
Income taxes	(168)	(75)	(13)	(24)	7	(273)

Net income	$477	$275	$193	$108	$15	$1,068

Amortization of realized and unrealized gains	$255	$119	$39	$6	$224	$643

Segregated fund deposits	$12,650	$1,681	$446	$—	$—	$14,777

As at December 31, 2000
Actuarial liabilities	$20,180	$16,130	$4,041	$819	$214	$41,384

Funds under management
General fund	$25,105	$21,097	$7,223	$3,259	$3,383	$60,067
Segregated funds	44,370	9,394	1,144	—	—	54,908
Mutual funds	—	1,359	204	—	—	1,563
Other managed funds	—	—	748	—	6,234	6,982

By geographic location
For the year ended December 31, 2000		United States	Canada	Asia	Other	Total

Revenue
Premium income
Life and health insurance		$1,966	$1,934	$1,745	$407	$6,052
Annuities and pensions		1,686	606	171	—	2,463

Total premium income		$3,652	$2,540	$1,916	$407	$8,515
Investment income		2,025	1,944	354	27	4,350
Other revenue		899	288	80	20	1,287

Total revenue		$6,576	$4,772	$2,350	$454	$14,152

48	NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT

NOTE 17 Material Differences Between Canadian and United States Generally Accepted Accounting Principles

The consolidated financial statements of the Company are presented in accordance with Canadian GAAP. Canadian GAAP differs in certain material respects from U.S. GAAP. The following is a summary of such material differences:

a) Reconciliation of Canadian GAAP net income and equity to U.S. GAAP net income, comprehensive income and equity

	Net income		Equity

For the years ended December 31	2001	2000	2001	2000

Net income and equity determined in accordance with Canadian GAAP	$1,167	$1,068	$8,293	$7,211
Bonds	247	(252)	1,121	798
Mortgages	(5)	(7)	(132)	(123)
Stocks	(668)	1,653	1,619	1,931
Real estate	(4)	(81)	(789)	(762)
Actuarial liabilities	(232)	(1,017)	(5,889)	(4,974)
Deferred acquisition costs	807	905	6,283	5,217
Deferred revenue	(142)	(94)	(465)	(273)
Future income taxes	2	43	(292)	(378)
Derivative instruments and hedging activities	41	—	41	—
Other reconciling items	(132)	(59)	80	95

Net income and equity determined in accordance with U.S. GAAP	$1,081	$2,159	$9,870	$8,742
Foreign currency translation(1)	277	102	—	—
Effect of unrealized gains and losses on available-for-sale bonds and stocks:
Bonds	679	1,334	1,970	1,291
Stocks	(260)	(1,686)	716	976
Actuarial liabilities	30	(318)	(796)	(826)
Deferred acquisition costs	(96)	85	(166)	(70)
Deferred revenue	3	11	5	2
Future income taxes on above	(211)	1	(562)	(351)
SFAS 133 transitional provisions(2)	—	—	(14)	—
SFAS 133 adjustments(2)	—	—	(398)	—

Comprehensive income and equity determined in accordance with U.S. GAAP	$1,503	$1,688	$10,625	$9,764

(1) Includes a loss of $4, net of tax, arising from hedges of foreign currency exposure of a net investment in a foreign operation.

(2) Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

b) Valuation and income recognition differences between Canadian GAAP and U.S. GAAP

	Canadian GAAP	U.S. GAAP

Bonds	Bonds are carried at amortized cost, less an allowance for specific losses. Allowances are provided on a specific bond whenever a decline in the value of the bond is considered to be other than temporary. Realized gains and losses on sale are deferred and brought into income over the lesser of 20 years or the remaining term to maturity of the bond sold.	Bonds may be classified as “available-for-sale,” “held to maturity” or “trading” securities. All bonds are classified as “available-for-sale” by the Company and are carried at fair value in the Consolidated Balance Sheets. A decline in the value of a specific bond that is considered to be other than temporary results in a write-down in the cost basis of the bond and a charge to income in the period of recognition. Realized gains and losses on sale are recognized in income immediately. Unrealized gains and losses, other than losses considered to be other than temporary, are excluded from income and reported net of tax as a separate component of equity.

Mortgages	Mortgages are carried at amortized cost less repayments and an allowance for specific losses. Realized gains and losses are deferred and brought into income over the lesser of 20 years or the remaining term to maturity of the mortgage or loan sold.	Mortgages are carried at amortized cost less repayments and an allowance for specific losses. Realized gains and losses are recognized in income immediately.

Stocks	Stocks are carried at a moving average market basis whereby carrying values are adjusted towards market value at 15% per annum. Specific stocks are written down to fair value if an impairment in the value of the entire stock portfolio (determined net of deferred realized gains) is considered to be other than temporary. Realized gains and losses are deferred and brought into income at the rate of 15% of the unamortized deferred realized gains and losses each year.	Stocks may be classified as “available-for-sale” or “trading” securities. All stocks are classified as “available-for-sale” by the Company and are carried at fair value in the Consolidated Balance Sheets. Other than temporary declines in the value of stocks result in a write-down in the cost basis of the stocks and a charge to income in the period of recognition. Realized gains and losses are recognized in income immediately. Unrealized gains and losses are excluded from income and reported net of tax as a separate component of equity.

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	49

	Canadian GAAP	U.S. GAAP

Real estate	Real estate is carried at a moving average market basis whereby the carrying values are adjusted towards market value at 10% per annum. Specific properties are written down to market value if an impairment in the value of the entire real estate portfolio (determined net of deferred realized gains) is considered to be other than temporary. Realized gains and losses are deferred and brought into income at the rate of 10% of the unamortized deferred realized gains and losses each year.	Real estate is carried at cost less accumulated depreciation. Specific properties are written down, taking into account discounted cash flows, if an impairment in the value of the property is considered to be other than temporary. Realized gains and losses are recognized in income immediately.

Actuarial liabilities	Actuarial liabilities for all types of policies are calculated using the Canadian Asset Liability Method (CALM) and represent the amount which, together with estimated future premiums and net investment income, will be sufficient to pay estimated future benefits, policyholder dividends, tax (other than income taxes) and expenses on policies inforce. Actuarial liabilities are comprised of a best estimate reserve and provisions for adverse deviation. Best estimate reserve assumptions are made for the lifetime of the policies and include assumptions with respect to mortality and morbidity trends, investment returns, rates of policy termination, policyholder dividend payments, operating expenses and certain taxes. To recognize the uncertainty in the assumptions underlying the calculation of best estimate reserves, to allow for possible deterioration in experience and to provide greater comfort that reserves are adequate to pay future benefits, the Appointed Actuary is required to add a margin to each assumption. These margins result in the calculation of provisions for adverse deviation, the impact of which is to increase actuarial liabilities and decrease the income that would otherwise be recognized when products are sold. Assumptions are updated regularly and the effects of any changes in assumptions are recognized in income immediately. The provisions for adverse deviations are recognized in income over the term of the policy as the risk of deviation from estimates declines.	There are three main standards for valuing actuarial liabilities as follows:

Statement of Financial Accounting Standards No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS 60”) applies to non-participating insurance, including whole life and term insurance, payout annuities, disability insurance and certain reinsurance contracts. Actuarial liabilities are calculated using a net level premium method and represent the present value of future benefits to be paid to, or on behalf of, policyholders and related expenses, less the present value of future net premiums. The assumptions include expected investment yields, mortality, morbidity, terminations and maintenance expenses. A provision for adverse deviation is also included. The assumptions are based on best estimates of long-term experience at the time of policy issue. The assumptions are not changed for future valuations unless it is determined that future income is no longer adequate to recover the existing Deferred Acquisition Costs (“DAC”), in which case the DAC is reduced or written off and, to the extent necessary, actuarial liabilities are increased. The actuarial liabilities may not subsequently be reduced if the circumstances causing the strengthening are no longer applicable.

Statement of Financial Accounting Standards No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (“SFAS 97”) applies to universal life type contracts and investment contracts. The actuarial liability for these contracts is equal to the policyholder account value. There is no provision for adverse deviation. If it is determined that future income for universal life type contracts is no longer adequate to recover the existing DAC, the DAC is reduced or written off and, to the extent necessary, actuarial liabilities are increased. The actuarial liabilities may not subsequently be reduced if the circumstances causing the strengthening are no longer applicable.

Statement of Financial Accounting Standards No. 120, “Accounting and Reporting by Mutual Life Enterprises and by Insurance Enterprises for Certain Long-Duration Participating Contracts” (“SFAS 120”) applies to participating insurance contracts. The actuarial liability for these contracts is computed using a net level premium method with mortality and interest assumptions consistent with the non-forfeiture assumptions. There is no provision for adverse deviation. The assumptions are not changed unless it is determined that future income is no longer adequate to recover the existing DAC, in which case the DAC is reduced or written off and, to the extent necessary, actuarial liabilities increased. The actuarial liabilities may not subsequently be reduced if the circumstances causing the strengthening are no longer applicable.

In addition, in accordance with Emerging Issues Task Force Topic No. D-41 (“EITF D-41”), U.S. GAAP requires that actuarial liabilities be adjusted to reflect the changes that would have been necessary if the unrealized gains and losses not already provided for on bonds and stocks had been realized. This adjustment to actuarial liabilities is recognized directly in equity and is not included in income.

Deferred acquisition costs	All policy acquisition costs are expensed as incurred. The computation of actuarial liabilities takes this into consideration.	Acquisition costs which vary with, and are primarily related to, the production of new business are deferred and recorded as an asset. This DAC asset is amortized into income in proportion to different measures, depending on the policy type. The DAC associated with SFAS 60 policies are amortized and charged to income in proportion to premium income recognized. For non-participating limited payment policies, including annuities not classified as investment contracts, the DAC are amortized in proportion to the amount of the expected future benefit payments for payout annuities and in proportion to face amount for insurance contracts. The DAC associated with SFAS 97 and SFAS 120 policies (i.e. universal life type contracts, investment contracts and participating insurance contracts) are amortized and charged to income in proportion to the estimated gross profit margins expected to be realized over the life of the contracts. Under SFAS 97 and SFAS 120, the assumptions used to estimate future gross profits change as experience emerges.

In addition, EITF D-41 requires that DAC related to SFAS 97 and SFAS 120 contracts should be adjusted to reflect the changes that would have been necessary if the unrealized gains and losses on available-for-sale bonds and stocks had actually been realized. This adjustment to DAC is recognized directly in equity and is not included in income.

Deferred revenue	All premium income is recorded as revenue. The anticipated costs of future services are included within the actuarial liabilities.	Under SFAS 97, fees assessed to policyholders relating to services that are to be provided in future years are recorded as deferred revenue. Deferred revenue is amortized to income in the same pattern as DAC.

Derivatives	Derivatives are designated and effective as hedges if there is a high correlation between changes in market value of the derivative and the underlying hedged item at inception and over the life of the hedge. Realized and unrealized gains and losses on derivatives designated and effective as hedges are accounted for on the same basis as the underlying assets and liabilities. Realized and unrealized gains and losses on derivatives no longer considered hedges are included in income from the date they are no longer considered hedges.	All derivatives are reported in the Consolidated Balance Sheets at their fair values, with changes in fair values recorded in income or equity, depending on the nature of the hedge. Changes in the fair value of derivatives not designated as hedges will be recognized in current period earnings. Specific guidance is provided relating to the types of hedges, the measurement of hedge ineffectiveness, and hedging strategies.

50	NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT

c) Presentation differences between Canadian GAAP and U.S. GAAP

	Canadian GAAP	U.S. GAAP

Premiums	All premium income is reported as revenue when due. A partially offsetting increase in actuarial liabilities for the related policies is recorded in the Consolidated Statements of Operations.	Under SFAS 60 and SFAS 120, gross premiums are reported as revenue when due. A partially offsetting increase in actuarial liabilities for the related policies is recorded in the Consolidated Statements of Operations.

Premiums collected on SFAS 97 contracts are not reported as revenue in the Consolidated Statements of Operations but are recorded as deposits to policyholders’ account balances. Fees assessed against policyholders’ account balances relating to mortality charges, policy administration and surrender charges are recognized as revenue.

Death, maturity and surrender benefits	All death, maturity and surrender benefits are reported in the Consolidated Statements of Operations when incurred. Additionally, to the extent these amounts have previously been provided for in actuarial liabilities, a corresponding release of actuarial liabilities is recorded in the Consolidated Statements of Operations.	For SFAS 60 and SFAS 120 contracts, all death, maturity and surrender benefits are reported in the Consolidated Statements of Operations when incurred. Additionally, to the extent these amounts have previously been provided for in actuarial liabilities, a corresponding release of actuarial liabilities is recorded in the Consolidated Statements of Operations.

For universal life type contracts and investment contracts accounted for under SFAS 97, benefits incurred in the period in excess of related policyholders’ account balances are recorded in the Consolidated Statements of Operations.

Change in actuarial liabilities	Interest credited on policyholders’ account balances is included in change in actuarial liabilities in the Consolidated Statements of Operations.	Interest required to support SFAS 97 contracts is included in actuarial liabilities in the Consolidated Balance Sheets and is classified in general expenses in the Consolidated Statements of Operations.

Segregated fund assets and liabilities	Investments held in segregated funds are carried at market value. Segregated funds are managed separately from those of the general fund of the Company and are, therefore, presented in a separate schedule and are not included in the general fund Consolidated Balance Sheets or Consolidated Statements of Operations.	Assets and liabilities are called separate accounts and are presented in summary lines in the Consolidated Balance Sheets. Assets and liabilities are carried at market values and contract values, respectively.

Consolidated statements of cash flows	The cash flows from investment contracts, including deferred annuities and group pensions, are disclosed as an operating activity in the Consolidated Statements of Cash Flows.	The cash flows from investment contracts accounted for under SFAS 97 are disclosed as a financing activity in the Consolidated Statements of Cash Flows.

Reinsurance	Reinsurance recoverables relating to ceded life insurance risks and ceded annuity contract risks are recorded as an offset to actuarial liabilities.	Where transfer of risk has occurred, life insurance actuarial liabilities are presented as a gross liability with the reinsured portion included as reinsurance recoverable. Actuarial liabilities related to annuities are also presented on a gross basis with the reinsured portions accounted for as deposits with reinsurers.

Equity	Shares issued to policyholders are recorded at nominal value and shares issued in a treasury offering are recorded at proceeds received net of share issuance costs in the Consolidated Balance Sheets.	Surplus is reclassified to share capital net of share issuance costs. Shares issued in a treasury offering are recorded at proceeds received net of share issuance costs.

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	51

d) Condensed consolidated balance sheets, applicable items

The significant valuation, income recognition and presentation differences between Canadian and U.S. GAAP outlined in notes 17 b) and 17 c) would impact the Consolidated Balance Sheets as follows:

	2001		2000

	Canadian	U.S.	Canadian	U.S.
As at December 31	GAAP	GAAP	GAAP	GAAP

Assets
Bonds	$46,070	$48,040	$33,270	$34,561
Mortgages	7,902	7,732	7,174	7,009
Stocks	6,964	6,657	4,621	4,997
Real estate	3,484	2,589	3,262	2,450
Other investments	693	619	884	923
Deferred acquisition costs	—	6,117	—	5,147
Future income taxes	517	—	515	—
Reinsurance deposits and amounts recoverable	—	2,160	—	1,467
Other miscellaneous assets	1,821	2,119	1,621	1,664

Liabilities and equity
Actuarial liabilities	$54,690	$63,110	$41,384	$48,279
Other policy-related benefits	5,113	5,553	3,171	3,543
Future income taxes	—	337	—	214
Deferred realized net gains	3,583	—	3,434	—
Other liabilities	1,839	2,457	1,798	2,164
Non-controlling interest in subsidiaries	64	80	299	205
Common shares and retained earnings	8,293	9,870	7,211	8,742
Accumulated effect of comprehensive income on equity	—	755	—	1,022

e) Condensed consolidated statements of operations, applicable items

The significant valuation, income recognition and presentation differences between Canadian and U.S. GAAP outlined in notes 17 b) and 17 c) would impact the Consolidated Statements of Operations as follows:

	2001		2000

	Canadian	U.S.	Canadian	U.S.
For the years ended December 31	GAAP	GAAP	GAAP	GAAP

Revenue
Premium income	$10,247	$6,086	$8,515	$4,934
Fee income	—	1,519	—	1,534
Investment income	4,479	3,964	4,350	3,681
Realized investment gains	—	132	—	1,911
Other revenue	1,505	583	1,287	131

Policy benefits and expenses
Policyholder payments	$11,034	$6,658	$8,513	$4,933
Change in actuarial liabilities	(208)	(40)	822	1,425
Expenses	3,977	4,185	3,413	3,382

Income taxes	$(196)	$(194)	$(273)	$(229)

Net income	$1,167	$1,081	$1,068	$2,159

Weighted average number of common shares outstanding (in millions)		482		483

Weighted average number of diluted common shares outstanding (in millions)		486		484

Basic earnings per share		$2.24		$4.47

Diluted earnings per share		$2.22		$4.46

52	NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT

f) Additional information required to be reported under
    U.S. GAAP

(i) Deferred acquisition costs

Changes in deferred acquisition costs were as follows:

For the years ended December 31	2001	2000

Balance, January 1	$5,147	$4,066
Capitalization	1,433	1,443
Amortization	(626)	(538)
Effect of net unrealized gains and losses on bonds and stocks	(96)	85
Foreign currency translation adjustment	259	91

Balance, December 31	$6,117	$5,147

(ii) Unrealized gains (losses) on bonds and stocks

Net unrealized gains (losses) on bonds and stocks included in equity were as follows:

As at December 31	2001	2000

Gross unrealized gains	$3,319	$3,089
Gross unrealized losses	(1,045)	(822)
Effect on deferred acquisition cost asset	(166)	(70)
Effect on unearned revenue liability	5	2
Effect on actuarial liabilities	(796)	(826)
Effect on future income taxes	(562)	(351)

Total	$755	$1,022

(iii) Fair value of actuarial liabilities of investment contracts

The fair value of actuarial liabilities of investment contracts as at December 31, 2001 was estimated at $16,678 (2000 – $9,324).

(iv) Stock-based compensation

The Company uses the intrinsic value method of accounting for stock-based compensation.

     The weighted average fair value of each option granted in the year has been estimated at $14.12 (2000 – $10.41) using the Black-Scholes option pricing model. The pricing model uses the following weighted average assumptions: risk-free interest rate of 5.3% (2000 – 5.8%), dividend yield of 1.2% (2000 – 1.5%), expected volatility of 25% (2000 – 24%) and expected life of seven (2000 – seven) years.

     The fair value of the deferred share units (“DSUs”) is measured as the intrinsic value of the DSUs at the grant date and recognized over the vesting period.

     Had the fair value method been used for all awards granted, net income for the year ended December 31, 2001 would have been reduced by $23 (2000 – $12), and both basic and diluted earnings per share reduced by $0.05 (2000 – $0.02).

(v) Derivative instruments and hedging activities

The Company adopted the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by Statement of Financial Accounting Standards No. 138, on January 1, 2001 and recorded an after tax cumulative transition adjustment gain of $21 in the condensed Consolidated Statements of Operations and a reduction of $14 in other comprehensive income relating to derivatives.

     For fair value hedges, the Company is hedging changes in the fair value of assets, liabilities or firm commitments with changes in fair values of the derivative instruments recorded in income. For cash flow hedges, the Company is hedging the variability of cash flows related to variable rate assets, liabilities or forecasted transactions. The effective portion of changes in fair values of derivative instruments is recorded in other comprehensive income and reclassified into income in the same period or periods during which the hedged transaction affects earnings. The Company estimates that deferred net losses of $53, included in other comprehensive income as at December 31, 2001, will be reclassified into earnings within the next twelve months. Cash flow hedges include hedges of certain forecasted transactions up to a maximum of 40 years. For a hedge of its net investment in a foreign operation, the Company is hedging the foreign currency exposure of a net investment in a foreign subsidiary with changes in fair values of derivative instruments recorded in the cumulative translation account.

g) Newly issued accounting statements

The U.S. Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). Both Statements will be adopted by the Company effective for fiscal periods commencing January 1, 2002. SFAS 141 requires that all business combinations be accounted for using the purchase method and provides specific criteria for recognizing intangible assets separately from goodwill. Under SFAS 142, goodwill and intangible assets with an indefinite useful life are no longer amortized but are reviewed for impairment annually, or more frequently if impairment indicators arise. The Statements are consistent with the recently issued Canadian GAAP standards and therefore, there will be no impact to the Company’s reconciliation of Canadian GAAP financial statements to U.S. GAAP. The Company is currently reviewing the new standards to determine whether there are any intangible assets with an indefinite useful life and will perform the required transitional impairment test on existing goodwill effective January 1, 2002 by June 30, 2002.

NOTE 18 Comparatives

Certain comparative amounts have been reclassified to conform with the current year’s presentation.

NOTES TO FINANCIAL STATEMENTS	MFC 2001 ANNUAL REPORT	53